Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	Vice President – Treasurer
and Investor Relations
(972) 409-1528

klingerl@michaels.com
Michaels Stores Second Quarter Total Sales Increase 3.0%
IRVING, Texas — August 3, 2006 — Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the second quarter were $768.3 million, a 3.1% increase over last year’s $745.5 million. Same-store sales for the quarter declined (0.3%) on a 2.9% increase in average ticket, a (2.6%) decrease in transactions, and a (0.6%) decrease in custom frame deliveries. Year-to-date sales of $1.601 billion increased 2.2% from $1.567 billion for the same period last year. Same-store sales year-to-date were down (1.7%) over the same period a year ago on a (3.8%) decrease in transactions and a 2.1% increase in average ticket. A favorable Canadian currency translation added approximately 0.6% to the average ticket increase for the second quarter and approximately 0.5% for the first six months of fiscal 2006.
The Company reported that same-store sales were affected by ongoing programs to reduce the level of promotional and clearance sales, as well as a considerable reduction in average per store clearance and discontinued inventory during the quarter. On a same-store sales basis, promotional and clearance sales declined significantly during the quarter, in part due to the lower clearance and discontinued inventory levels, the elimination of a highly promotional Custom Frame event and a reduction in the breadth of promotions in the Floral department. The decrease in promotional and clearance sales on a same-store basis was almost entirely offset by a solid increase in regular price sales on a same-store basis for the quarter.
For the second quarter, the Southeast, Southwest, and Northeast zones delivered the strongest relative domestic same-store sales performances in Michaels stores. The Company’s strongest category performances came in General Crafts, primarily driven by Jewelry and Beads, Apparel Crafts, Impulse, and Kids Crafts businesses.
The Company currently expects fiscal 2006 second quarter diluted earnings per share to range from approximately $0.15 to $0.17, inclusive of a number of incremental items for 2006. This represents an increase of 25% to 42% over the prior year period. Note that fiscal 2005 second quarter results include an incremental charge of $0.05 per diluted share related to the Company’s early redemption of its 9 1/4% Senior Notes in July 2005. The Company’s fiscal 2006 second quarter results are currently expected to include legal and professional services expenses totaling approximately $3 million, on a pre-tax basis, for its review of stock option practices and its investigation efforts related to governmental inquiries. In addition the Company’s second quarter forecast also includes approximately $8 million on a pre-tax basis for additional costs related to the Company’s review of strategic alternatives and proposed merger transaction. The financial impact of the additional expenses and lower than anticipated sales levels are expected to be partly offset by a stronger than expected expansion in gross margin during the quarter.
As previously announced on June 30, 2006, following a comprehensive review of strategic alternatives that began on March 20, 2006, the Board of Directors approved a transaction to recapitalize the Company with investment by

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

two leading global private investment firms, Bain Capital and The Blackstone Group. Under the terms of the agreement, following the transaction Bain Capital and Blackstone will own substantially all of the outstanding shares of Michaels Stores, and the shareholders will receive $44 per share in cash, representing a transaction value of more than $6 billion. Completion of the transaction is contingent on regulatory review and approval by the shareholders of Michaels Stores and is expected to occur by the end of the calendar year.
The Company plans to release its fiscal 2006 second quarter earnings results on Wednesday, August 23, 2006, and will conduct a conference call at 4:00 p.m. CT on that date, hosted by Michaels Stores President and CFO, Jeffrey Boyer, and President and COO, Gregory Sandfort. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 6885488.
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of August 3, 2006, the Company owns and operates 906 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.
This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, and in our Quarterly Report on Form 10-Q for the quarter ended April 29, 2006. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; our ability to obtain regulatory approval of the merger transaction; lawsuits asserted by our stockholders or others challenging the merger transaction; disruptions from the merger transaction, including the potential diversion of management’s attention to completion of the transaction and away from execution of existing business plans and the potential loss of employees or business partners because of perceived uncertainties; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
     This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300